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                                                                    EXHIBIT 23.4


                          CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Phoenix International Life Sciences (Chrysalis) Inc.

We consent to the use of our report included herein by reference in this Registration Statement on Form S-8.

Our report dated February 5, 1999 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, has a net working capital deficiency and is in default of its debt covenants which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.



                                                     KPMG LLP
Philadelphia, Pennsylvania
May 4, 1999